UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

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DATE OF REPORT (Date of earliest event reported): DECEMBER 9, 2004

QUANTA SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-13831 (Commission File No.)	74-2851603 (IRS Employer Identification No.)

1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(Address of principal executive offices, including ZIP code)

(713) 629-7600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination Of A Material Definitive Agreement.
SIGNATURE

Item 1.02  Termination Of A Material Definitive Agreement.

     Quanta Services, Inc. (“Quanta”) is party to change of control employment agreements dated March 13, 2002 (the “Change of Control Agreements”) with certain of its executives, including agreements with the following officers:

John R. Colson	Chief Executive Officer, Chairman of the Board of Directors
Dana A. Gordon	Vice President, General Counsel and Secretary
Nicholas M. Grindstaff	Treasurer
James H. Haddox	Chief Financial Officer
Derrick A. Jensen	Vice President, Controller and Chief Accounting Officer
James F. O’Neil III	Senior Vice President — Operations Integration and Audit
Kenneth W. Trawick	President — Telecommunications and Cable TV Division
Gary A. Tucci	Chief Executive Officer of Potelco, Inc., a Quanta subsidiary, Director
John R. Wilson	President — Electric Power and Gas Division, Director

     The Change of Control Agreements provide each executive party thereto with specified severance payments if the executive’s employment is terminated following a change of control of Quanta. These agreements are supplemental to other employments agreements that generally govern the employment relationship between Quanta and its executives.

     At a meeting held on December 2, 2004, the Board of Directors of Quanta determined that it would be in the best interests of the shareholders of Quanta to terminate the Change of Control Agreements. On December 9, 2004, Quanta delivered notice of termination of the Change of Control Agreements to each of the executive parties thereto. The Change of Control Agreements provide that, on each anniversary of the execution date thereof, they shall be renewed for an additional three-year term unless Quanta provides notice to the executive, within 60 days prior to the anniversary date, that the term of the agreement will not be so extended. Accordingly, as a result of the termination notices, the Change of Control Agreements will terminate on March 13, 2007.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2004

QUANTA SERVICES, INC.
By:	/s/ DANA A. GORDON
	Name:	Dana A. Gordon
	Title:	Vice President - General Counsel